Exhibit 99.2

For Immediate Release:  July 11, 2014

Occidental Petroleum Announces New Executive Management Responsibilities

HOUSTON -- July 11, 2014 -- Occidental Petroleum Corporation (NYSE: OXY) today announced new executive management responsibilities following the recent appointment of leadership for the company’s California Resources Corporation (CRC) subsidiary.

Effective immediately, the following executives will head key operations as direct reports to Stephen I. Chazen, President and Chief Executive Officer of Occidental Petroleum:

WCW (Willie) Chiang – Executive Vice President – Operations

Mr. Chiang joined Occidental from ConocoPhillips in 2012 as Executive Vice President, Operations, bringing more than 30 years of industry experience. He will continue to oversee the Midstream businesses, Worldwide Engineering, Corporate Reserves and the capital allocation process, adding Supply Chain to his purview. In addition, Mr. Chiang will assume responsibility for Occidental’s Chemical operations (OxyChem) and Government Affairs.

Vicki A. Hollub – President, Occidental Oil and Gas – Americas

Ms. Hollub has been Executive Vice President of U.S. Operations, Occidental Oil and Gas, with responsibility for domestic production, asset growth and drilling. In her new role she will also oversee the Latin America operations as well as Worldwide Exploration. Since joining Occidental in 1981, she has held a variety of technical and leadership positions, including Executive Vice President of California Operations and President and General Manager of Oxy Permian.

Edward A. (Sandy) Lowe – President, Occidental Oil and Gas – International

Mr. Lowe will retain his current responsibility for oil and gas producing assets in the Middle East region as well as the Major Projects Development Group, Non-Operated Assets in the Middle East, and International Drilling functions. During more than 30 years with the company, Mr. Lowe has held senior leadership roles including Executive Vice President for Oxy Oil and Gas International Production and Engineering, and Executive Vice President and General Manager of Dolphin Energy Ltd.

Staff functional leaders also reporting to Mr. Chazen include the following executives:

Marcia Backus will continue as Vice President and General Counsel and assume the roles of Corporate Secretary and Chief Compliance Officer. Before joining Occidental in 2013, Ms. Backus was a partner at Vinson & Elkins, heading the law firm’s Energy Transactions/Projects Practice Group and serving in key leadership positions.

Chris Stavros is appointed Executive Vice President and Chief Financial Officer (CFO). As CFO, Mr. Stavros will lead the Controller, Treasury and Tax functions as well as Investor Relations and Communications and Public Affairs. He has overseen Investor Relations at Occidental since 2006 and became Vice President, Investor Relations and Treasurer, in 2012.

Glenn Vangolen is appointed Executive Vice President, Business Support, with responsibility for the Human Resources, Information Technology and Health, Environment and Safety functions. Mr. Vangolen’s career at Occidental spans 30 years, during which he has held leadership positions in the U.S., Latin America and Middle East — most recently Senior Vice President — Middle East, since 2010.

Cynthia Walker is appointed Executive Vice President, Strategy and Development, adding Business Development and Land activities to her current responsibility for Financial Planning and Analysis. Prior to joining Occidental in 2012 as Executive Vice President and Chief Financial Officer, Ms. Walker was with Goldman, Sachs & Co. for 12 years where she served as Managing Director.

New corporate Vice Presidents have also been appointed: Ioannis A. Charalambous, Vice President and Chief Information Officer (CIO); Ben Figlock, Vice President and Treasurer; and Jennifer Kirk, Vice President and Controller.

“Each of these individuals has made significant contributions to the company,” said Mr. Chazen. “Their unique strengths and combined leadership will continue to shape the future of Occidental as we embark on this new chapter in our history.”

About Occidental Petroleum

Occidental Petroleum Corporation is an international oil and gas exploration and production company with operations in the United States, Middle East/North Africa and Latin America regions. Occidental is one of the largest U.S. oil and gas companies, based on equity market capitalization. Occidental’s wholly owned subsidiary OxyChem manufactures and markets chlor-alkali products and vinyls. Occidental is committed to safeguarding the environment, protecting the safety and health of employees and neighboring communities and upholding high standards of social responsibility in all of the company’s worldwide operations.

Contacts

Occidental Petroleum Corporation
Media:
Melissa E. Schoeb
713-366-5615
melissa_schoeb@oxy.com

or

Investors:
Chris Stavros
212-603-8184
chris_stavros@oxy.com

On the web: www.oxy.com